SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 COMMISSION FILE NUMBER:  1-8946
                                  CILCORP INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    300 HAMILTON BOULEVARD, SUITE 300, PEORIA, ILLINOIS 61602 (309) 675-8810
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       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           COMMON STOCK, NO PAR VALUE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
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       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I)       |X|           RULE 12H-3(B)(1)(I)       |X|
     RULE 12G-4(A)(1)(II)      |_|           RULE 12H-3(B)(1)(II)      |_|
     RULE 12G-4(A)(2)(I)       |_|           RULE 12H-3(B)(2)(I)       |_|
     RULE 12G-4(A)(2)(II)      |_|           RULE 12H-3(B)(2)(II)      |_|
                                             RULE 15D-6                |_|


APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE:  ONE


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, CILCORP INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                        CILCORP INC.


DATE:    OCTOBER 19, 1999               BY:  /S/ PAUL D. STINSON
                                             -----------------------------------
                                             NAME:  PAUL D. STINSON
                                             TITLE: PRESIDENT